EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement No. 333-224104-01 on Form S-3 of Vornado Realty L.P. of our reports dated February 16, 2021, relating to the financial statements of Vornado Realty L.P., and subsidiaries, and the effectiveness of Vornado Realty L. P. and subsidiaries' internal control over financial reporting, appearing in the Annual Report on Form 10-K of Vornado Realty L.P. and subsidiaries and Vornado Realty Trust for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 16, 2021